Exhibit 99.1

Richard Wang Named to Career Education Corporation Board of Directors

Schaumburg, Ill. (March 11, 2015) – Career Education Corporation (NASDAQ: CECO), a provider of postsecondary education programs and services, today announced that Richard Wang has been appointed to the Company’s Board of Directors. Mr. Wang’s appointment follows a March 4, 2015 vote by the Board of Directors to expand the number of eligible board seats from eight to nine.

Mr. Wang, 40, is a co-founder and Managing Partner of Tenzing Global Management (“Tenzing Global”), which beneficially owns approximately three percent of Career Education Corporation’s outstanding common stock. The firm is a value-oriented, cautiously contrarian, long-term investment firm based in San Francisco. Tenzing Global focuses on companies in the technology, media, telecommunications, consumer and retail sectors. Prior to Tenzing Global, Wang was a Managing Director at Och-Ziff Capital Management. Wang received a B.A. from the University of Chicago and an M.B.A. from Stanford Graduate School of Business.

“We are pleased to bring new and fresh perspectives from the investment community to our boardroom with the addition of Mr. Wang,” said Thomas Lally, Lead Independent Director of the Board of Directors. “Mr. Wang’s varied expertise will complement and enhance our discussions around ways to continue moving Career Education along a path toward sustained financial strength and excellent outcomes for students.”

“Career Education provides innovative, career-oriented education to students looking to better themselves professionally,” Wang said. “Its institutions and its adaptive learning technology development show tremendous potential for growth and success. The company has made steady progress and I look forward to actively working together with the board and management team to improve student outcomes and create shareholder value.”

Wang was appointed to the Board in connection with an agreement with Tenzing Global and certain of its affiliates. The agreement contains restrictions on the voting of Tenzing Global’s stock and customary standstill provisions which, subject to certain exceptions, terminate in connection with the Company’s 2016 Annual Meeting. The full agreement has been filed in a Form 8-K with the Securities and Exchange Commission.

About Career Education Corporation

The colleges, institutions and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. In addition to its online offerings, Career Education serves students from campuses throughout the United States offering programs that lead to doctoral, master’s, bachelor’s and associate degrees, as well as to diplomas and certificates.

CEC’s institutions include both universities that provide degree programs through the master or doctoral level and colleges that provide programs through the associate or bachelor level. The University group includes American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – predominantly serving students online with career-focused degree programs that meet the educational demands of today’s busy adults. The Career Schools group offers career-centered education primarily through ground-based campuses and includes Briarcliffe College, Brooks Institute, Harrington College of Design, Missouri College and Sanford-Brown Institutes and Colleges (“SBI” and “SBC,” respectively). Through its colleges, institutions and universities, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

A detailed listing of individual campus locations and web links to Career Education’s colleges, institutions and universities can be found at www.careered.com.

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CONTACT

Investors:

Alpha IR Group

Chris Hodges or Sam Gibbons

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

Mark Spencer

Director, Corporate Communications

(847) 585-3802

Source: Career Education Corporation